UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.
(Name of Registrant as Specified In Its Charter)

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January 6, 2014

Re:           WNC California Housing Tax Credits III, L.P. (the “Partnership”)

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/CAL3.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated January 2, 2014 (the “Solicitation”) has been sent to your client(s) in regard to a proposal which would permit the sale of the Partnership’s interest (the “CV Roseville LP Interest”) in Colonial Village Roseville, a California limited partnership (“CV Roseville”). CV Roseville owns the apartment complex known as Colonial Village-Roseville (the “Property”). The Proposal would permit the sale of the last Partnership asset to an Affiliate of the Managing General Partner (“MGP”). In the aggregate, the original Limited Partners have received a Federal and State tax credit return of approximately 144.1% of invested capital. Following the sale, the Partnership would be liquidated and its affairs wound up (the “Termination”).

The MGP is recommending the Solicitation because the MGP believes the Partnership has maximized the principal benefits of owning the CV Roseville LP Interest, in particular, generating for the Limited Partners low-income housing tax credits. Other reasons for the recommendation include:

•
A sale of the CV Roseville Interest would allow Limited Partners who are individuals to use their unused passive losses to offset the gain from the sale. Limited Partners who have no unused passive losses would have taxable gain without a cash distribution to pay the resulting tax liability.

•
The Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership. Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns. That may require individuals to incur tax return preparation costs they would not otherwise have to incur.

•	CV Roseville no longer generates low income housing tax credits, which was a principal benefit of investing in CV Roseville.
•	It is now possible to sell the CV Roseville LP Interest without a recapture of prior tax credits.

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

•
The appraised value of the Property as set forth in the appraisal report as of October 23, 2012 was $2,655,000, and in the valuation update as of October 1, 2013 was $2,590,000. In order for the Limited Partners to receive any distribution on a sale, based on the current obligations of CV Roseville and the Partnership, either

o	the Property would have to be sold for an amount in excess of $3,233,000, or
o	the CV Roseville LP Interest would have to be sold for an amount in excess of $1,625,000.
•	The Partnership has insufficient cash to pay its obligations, and is dependent on the willingness of WNC to continue funding the payment of expenses.
•	The mortgage loan can only be prepaid with consent of the lender, and on payment of a premium.
•
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership LPA does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the Local Limited Partnership to generate any additional economic benefit from future tax credits.

•	The Property is more than 15 years old and is in need of capital improvements and upgrades.
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase.

Please feel free to contact Investor Services by phone or via email at investorservices@wncinc.com with any further questions or concerns.  A hard copy of the Solicitation is available upon request.

Regards,
Investor Services
WNC & Associates, Inc.

CLIENT LIST: